Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal First Quarter Ended April 16, 2017

Greenwood Village, CO – May 16, 2017 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter ended April 16, 2017.
First Quarter 2017 Financial Highlights Compared to First Quarter 2016

•	Total revenues were $418.6 million, an increase of 4.1%;

•	Net income was $11.6 million compared to $14.2 million;

•	Comparable restaurant revenue decreased 1.2% (using constant currency rates);

•	Adjusted EBITDA was $45.8 million compared to $48.9 million (see Schedule III);

•	GAAP earnings per diluted share were $0.89 compared to $1.03; and

•	Adjusted earnings per diluted share were $0.89 compared to $1.27 (see Schedule I).
“The steps we’ve taken so far are strengthening our business, enabling us to gain market share, and separating Red Robin from our casual dining competitors,” said Denny Marie Post, Red Robin Gourmet Burgers, Inc. chief executive officer. “During the first quarter, our everyday value Tavern Double burger menu continued to drive traffic, our teams delivered on improved speed of service, and our recent investments in the growing off-premise use began to gain traction. The early success of these and other initiatives gives us confidence that we are laying the groundwork for improved performance for the balance of the year and beyond.”
Operating Results
Total revenues, which primarily include Company-owned restaurant revenue and franchise royalties, increased 4.1% to $418.6 million in the first quarter of 2017 from $402.1 million in the first quarter of 2016. Restaurant revenue increased $24.8 million primarily due to new restaurant openings and acquired restaurants, partially offset by decreases of $4.6 million, or 1.2%, in comparable restaurant revenue and $3.8 million from closed restaurants. Franchise and other revenue decreased $0.3 million, primarily driven by the loss of royalties from 13 franchised restaurants acquired during the first quarter of 2016.
System-wide restaurant revenue (which includes franchised units) for the first quarter of 2017 totaled $498.8 million, compared to $493.0 million for the first quarter of 2016.
Comparable restaurant revenue(1) decreased 1.2% in the first quarter of 2017 compared to the same period a year ago, driven by a 1.7% decrease in guest counts, partially offset by a 0.5% increase in average guest check. The increase in average guest check comprised a 1.6% increase in pricing and a 1.1% decrease in menu mix.
Restaurant-level operating profit margin (a non-GAAP financial measure) was 20.7% in the first quarter of 2017 compared to 22.5% in the same period a year ago. The 180 basis point margin decrease in the first quarter of 2017 resulted from a 170 basis point increase in labor costs and a 70 basis point increase in other restaurant operating expenses, partially offset by a 40 basis point decrease in cost of sales and a 20 basis point decrease in occupancy costs. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income.

_________________________________________________________

(1)
Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented.

Restaurant Revenue Performance

	Q1 2017	Q1 2016
Average weekly sales per unit(1):
Company-owned – Total	$55,408	$56,019
Company-owned – Comparable	$56,342	$57,024
Franchised units – Comparable	$61,619	$63,692
Total operating weeks:
Company-owned units	7,462	7,088
Franchised units	1,381	1,532
_________________________________________________________

(1)
Calculated using constant currency rates. Using historical currency rates, the average weekly sales per unit in the first quarter of 2016 for Company-owned – Total and Company-owned – Comparable was $55,978 and $56,980. The Company calculates non-GAAP constant currency average weekly sales per unit by translating prior year local currency average weekly sales per unit to U.S. dollars based on current quarter average exchange rates. The Company considers non-GAAP constant currency average weekly sales per unit to be a useful metric to investors and management as they facilitate a more useful comparison of current performance to historical performance.

Other Results
Depreciation and amortization costs increased to $28.0 million in the first quarter of 2017 from $24.0 million in the first quarter of 2016. The increased depreciation was primarily related to new restaurants opened and acquired since the first quarter of 2016 and restaurants remodeled under the Brand Transformation Initiative.
General and administrative costs were $30.9 million, or 7.4% of total revenues, in the first quarter of 2017, compared to $32.0 million, or 8.0% of total revenues in the same period a year ago. The decrease of $1.1 million resulted primarily from timing and will reverse in future quarters.
Selling expenses were $12.4 million, or 3.0% of total revenues, in the first quarter of 2017, compared to $11.4 million, or 2.8%, of total revenues during the same period in the prior year.
Pre-opening and acquisition costs were $1.9 million in the first quarter of 2017, compared to $2.4 million in the same period a year ago. The decrease was primarily due to $0.7 million in acquisition costs incurred in the first quarter 2016, partially offset by an increase due to timing of restaurant openings.
The Company’s effective tax rate for first quarter 2017 was 20.1%, compared to 23.3% for first quarter 2016. The change in the effective tax rate was primarily due to a decrease in income in the first quarter of 2017 compared to the same period a year ago.
Net income for the first quarter ended April 16, 2017 was $11.6 million compared to $14.2 million for the same period a year ago. Earnings per diluted share for the first quarter 2016 was $0.89 compared to $1.03 in first quarter 2016.
Excluding charges of $0.20 per diluted share for litigation contingencies and $0.04 per diluted share for asset impairment, adjusted earnings per diluted share for the first quarter ended April 17, 2016 were $1.27. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share.
Restaurant Development
During the first quarter of 2017, the Company opened six Red Robin restaurants, including one restaurant that was temporarily closed during 2016, and relocated one Red Robin restaurant. Our franchisees opened one restaurant during the first quarter of 2017.

The following table details restaurant unit data for our Company-owned and franchised locations for the periods indicated:

	Sixteen Weeks Ended
	April 16, 2017	April 17, 2016
Company-owned:
Beginning of period	465	439
Opened during the period	6	3
Acquired from franchisees	—	13
Closed during the period	(2)	(1)
End of period	469	454
Franchised:
Beginning of period	86	99
Opened during the period	1	—
Sold or closed during the period	—	(13)
End of period	87	86
Total number of restaurants	556	540
Balance Sheet and Liquidity
As of April 16, 2017, the Company had cash and cash equivalents of $22.2 million and total debt of $300.9 million, excluding $11.3 million of capital lease liabilities. The Company funded construction of new restaurants and other capital expenditures with cash flow from operations and made net repayments of $35.5 million on its credit facility during the first quarter of 2017. As of April 16, 2017, the Company had outstanding borrowings under its credit facility of $300.0 million, in addition to amounts issued under letters of credit of $7.4 million, which reduce the amount available under its credit facility but are not recorded as debt.
The Company’s lease adjusted leverage ratio decreased to 4.23x as of April 16, 2017. The lease adjusted leverage ratio is defined in Section 1.1 of our credit facility, which is filed as Exhibit 10.32 of our Annual Report on Form 10-K filed on February 21, 2017. On April 13, 2017, the Company entered into a first amendment to its credit facility to increase the lease adjusted leverage ratio to 5.25x (see Exhibit 10.1 of our Quarterly Report on Form 10-Q to be filed on May 17, 2017).
Outlook for 2017

•	Earnings per diluted share is projected to range from $2.80 to $3.10 with approximately 45% expected in the first half of 2017 and 55% in the second half of 2017.

•	Interest expense for 2017 is expected to be approximately $10 million.
The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal year 2017 is estimated to be approximately $0.40 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating profit margin is expected to impact earnings per diluted share by approximately $0.10, and a change of approximately $160,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.
Guidance Policy
The Company intends to provide only annual guidance as it relates to revenues, comparable restaurant revenue growth, operating weeks associated with locations opened, cost of sales and restaurant labor costs as a percentage of restaurant revenue, other operating expenses (other than interest expense), depreciation and amortization, general and administrative expense, selling expense, pre-opening expense, income tax rate, EBITDA, earnings per diluted share, overall capital expenditures and restaurant openings and closings. The Company intends to only provide updates if there is a material change versus the previously communicated guidance.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its first quarter 2017 results today at 5:00 p.m. ET. The conference call number is (888) 724-9493, or for international callers (913) 312-0654. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available in the “Company” section of the Company’s website at www.redrobin.com by selecting the “Investor Relations” link, then the “News Releases” link. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Company” section, then the “Investor Relations” link, then the “Presentations” link. A replay of the live conference call will be available from two hours after the call until midnight on Tuesday, May 23, 2017. The replay can be accessed by dialing (844) 512-2921, or (412) 317-6671 for international callers. The conference ID is 3117834.
Additional Disclosure
Law enforcement officials have made the Company aware that cyber criminals are actively targeting restaurant companies, including Red Robin. The Company is investigating whether Red Robin Guests have been impacted. The Company's practice, which has been published in the Privacy Policy on Red Robin's website, is to share information about security incidents impacting Red Robin Guests only when the Company has complete and accurate information.
Analyst and Investor Day
The Company will host its Analyst and Investor Day on May 23, 2017, in Denver, Colo. The presentation is scheduled to begin at 7:30 a.m. MT and will conclude at approximately 12:00 p.m. MT. A listen-only webcast of the event will be broadcast simultaneously and can be accessed via the “Company” section of the Company’s website at www.redrobin.com by selecting the “Investor Relations” link. The presentation and supplemental slides will also be available on the website. A replay of the event will be available on the Company’s website.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are 560 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company’s future performance, revenues and timing thereof, tax rate, sensitivity of earnings per share and other projected financial measures, statements under the heading “Outlook for 2017”, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s business improvement initiatives; the ability to fulfill planned, and see the anticipated benefits of completed, expansion and restaurant remodeling; the effectiveness of our marketing strategies and initiatives to achieve restaurant sales growth; the cost and availability of key food products, labor, and energy; the ability to achieve anticipated revenue and cost savings from anticipated new technology systems and tools in the restaurants and other initiatives; the ability to develop, test, implement and increase online ordering, to-go services, catering and other off-premise sales; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state, and local regulation of the Company’s business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions contact:
Brian Farley, Coyne PR
(973) 588-2000
For investor relations questions contact:
Raphael Gross/Dara Dierks, ICR
(203) 682-8200

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	April 16, 2017	April 17, 2016
Revenues:
Restaurant revenue	$413,451	$396,770
Franchise royalties, fees and other revenue	5,106	5,356
Total revenues	418,557	402,126

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	94,607	92,325
Labor	145,519	132,984
Other operating	54,680	49,708
Occupancy	33,119	32,498
Depreciation and amortization	28,044	23,951
General and administrative	30,913	31,980
Selling	12,362	11,408
Pre-opening costs and acquisition costs	1,855	2,372
Other charges(1)	—	4,725
Total costs and expenses	401,099	381,951

Income from operations	17,458	20,175

Other expense:
Interest expense, net and other	2,984	1,638

Income before income taxes	14,474	18,537
Provision for income taxes	2,907	4,312
Net income	$11,567	$14,225
Earnings per share:
Basic	$0.90	$1.04
Diluted	$0.89	$1.03
Weighted average shares outstanding:
Basic	12,853	13,635
Diluted	12,953	13,783

(1) Certain amounts presented in prior periods have been reclassified to conform with the current period presentation. For the first quarter of 2016, the Company reclassified litigation contingencies of $3.9 million from Selling, general, and administrative expenses and impairment charges of $0.8 million from Asset impairment to Other charges on the condensed consolidated statement of operations. Management believes separating these special items on the condensed consolidated statement of operations provides more clarity of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited) April 16, 2017	December 25, 2016
Assets:
Current Assets:
Cash and cash equivalents	$22,239	$11,732
Accounts receivable, net	14,239	24,166
Inventories	29,736	29,899
Prepaid expenses and other current assets	16,586	27,049
Total current assets	82,800	92,846

Property and equipment, net	656,418	656,439
Goodwill	95,935	95,935
Intangible assets, net	41,708	42,270
Other assets, net	31,301	31,055
Total assets	$908,162	$918,545

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$19,257	$13,740
Construction related payables	15,923	12,862
Accrued payroll and payroll related liabilities	38,156	34,703
Unearned revenue	37,612	50,199
Accrued liabilities and other	39,741	29,505
Total current liabilities	150,689	141,009

Deferred rent	73,191	72,431
Long-term debt	300,875	336,375
Long-term portion of capital lease obligations	10,633	10,805
Other non-current liabilities	11,150	9,872
Total liabilities	546,538	570,492

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 12,872 and 12,828 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 4,979 and 5,023 shares, at cost	(205,881)	(207,720)
Paid-in capital	207,975	208,022
Accumulated other loss, net of tax	(4,796)	(5,008)
Retained earnings	364,308	352,741
Total stockholders’ equity	361,624	348,053
Total liabilities and stockholders’ equity	$908,162	$918,545

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 16 weeks ended April 16, 2017 and April 17, 2016, net income and basic and diluted earnings per share, excluding the effects of litigation contingencies, asset impairment, and the related income tax effects. The Company believes the presentation of net income and earnings per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax expense related to the change in accounting estimate was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Sixteen Weeks Ended
	April 16, 2017	April 17, 2016
Net income as reported	$11,567	$14,225
Litigation contingencies	—	3,900
Asset impairment	—	825
Income tax expense	—	(1,356)
Adjusted net income	$11,567	$17,594

Basic net income per share:
Net income as reported	$0.90	$1.04
Litigation contingencies	—	0.29
Asset impairment	—	0.06
Income tax expense	—	(0.10)
Adjusted earnings per share - basic	$0.90	$1.29

Diluted net income per share:
Net income as reported	$0.89	$1.03
Litigation contingencies	—	0.28
Asset impairment	—	0.06
Income tax expense	—	(0.10)
Adjusted earnings per share - diluted	$0.89	$1.27

Weighted average shares outstanding
Basic	12,853	13,635
Diluted	12,953	13,783

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes occupancy costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in our industry. The table below sets forth certain unaudited information for the 16 weeks ended April 16, 2017 and April 17, 2016, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Sixteen Weeks Ended
	April 16, 2017		April 17, 2016
Restaurant revenue	$413,451	98.8%	$396,770	98.7%
Restaurant operating costs (1):
Cost of sales	94,607	22.9%	92,325	23.3%
Labor	145,519	35.2%	132,984	33.5%
Other operating	54,680	13.2%	49,708	12.5%
Occupancy	33,119	8.0%	32,498	8.2%
Restaurant-level operating profit	85,526	20.7%	89,255	22.5%

Add – Franchise royalties, fees and other revenue	5,106	1.2%	5,356	1.3%
Deduct – other operating:
Depreciation and amortization	28,044	6.7%	23,951	6.0%
General and administrative expenses	30,913	7.4%	31,980	8.0%
Selling	12,362	3.0%	11,408	2.8%
Pre-opening & acquisition costs	1,855	0.4%	2,372	0.6%
Other charges	—	—%	4,725	1.2%
Total other operating	73,174	17.5%	74,436	18.5%

Income from operations	17,458	4.2%	20,175	5.0%

Interest expense, net and other	2,984	0.7%	1,638	0.4%
Income tax expense	2,907	0.7%	4,312	1.1%
Total other	5,891	1.4%	5,950	1.5%

Net income	$11,567	2.8%	$14,225	3.5%

(1)	Excluding depreciation and amortization, which is shown separately.
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net income before interest expense, provision for income taxes, and depreciation and amortization. EBITDA and adjusted EBITDA are presented because the Company believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as depreciation and amortization expenses, asset disposals, and asset impairment and restaurant closure charges. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies in our industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items. We have not provided a reconciliation of our adjusted EBITDA outlook to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items that are included in net income, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net income for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Sixteen Weeks Ended
	April 16, 2017	April 17, 2016
Net income as reported	$11,567	$14,225
Interest expense, net	3,249	1,655
Provision for income taxes	2,907	4,312
Depreciation and amortization	28,044	23,951
EBITDA(1)	45,767	44,143

Litigation contingencies	—	3,900
Asset impairment	—	825
Adjusted EBITDA	$45,767	$48,868

(1) EBITDA for the first quarter of 2016 was previously reported as $46.2 million. To conform with current period presentation and to provide an EBITDA measure comparable to other companies in our industry, $2.1 million of stock-based compensation is included in prior period EBITDA.